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                                  EXHIBIT 10.91

                                 Amendment No. 2
                           Quaker Fabric Corporation's
                             1997 Stock Option Plan

1. Section 4.1(a) of the Quaker Fabric Corporation 1997 Stock Option Plan is amended and restated in its entirety, effective March 27, 2000, subject to the approval of the Company's stockholders, to read as follows:

      "(a) General Limitation. The aggregate number of shares of Common Stock which may be issued under the Plan with respect to which Stock Options may be granted shall not exceed one million five hundred thousand (1,500,000) shares (subject to any increase or decrease pursuant to Section 4.2) which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both. If any Stock Option granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full or if the Company repurchases any Option pursuant to Section 6.2(e), the number of shares of Common Stock underlying the repurchased Option and/or the number of shares of Common Stock underlying any unexercised Option shall again be available under the Plan."

2. Section 6.2(f) of the Quaker Fabric Corporation 1997 Stock Option Plan is amended in its entirety, effective March 27, 2000, subject to the approval of the Company's stockholders, to read as follows:

      "(f) Form, Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of the Plan, an Option shall be evidenced by such form of Stock Option agreement as is approved by the Committee, and the Committee may modify, extend or renew outstanding Options granted under the Plan or accept the surrender of outstanding Options (up to the extent not theretofore exercised), provided, however, that notwithstanding anything herein to the contrary, the Committee shall not be permitted to reprice any Option hereunder whether by the cancellation of an Option and grant of a new Option or by the amendment of the exercise price of an Option."





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                                 Amendment No. 1
                            Quaker Fabric Corporation
                             1997 Stock Option Plan

1. Option Price. The purchase price per share shall be determined by the stock option plan committee at the time of grant but shall not be less than the greater of the fair market value and the par value on the date of grant.

2. Modification of Options. The stock option committee shall not modify the exercise price of outstanding options except pursuant to the provisions of the 1997 Plan concerning changes in the capital structure or business of the Company.